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Exhibit 99

Aon Reports 4th Quarter and Full Year 2002 Results

        CHICAGO—February 12, 2003—Aon Corporation (NYSE: AOC) today reported fourth quarter and full year 2002 earnings.

Fourth Quarter and Full Year Highlights

        Earnings per share for the fourth quarter increased to $0.59 from $0.10 one year ago. Full year 2002 earnings increased to $1.64 per share from $0.53 per share. Current and prior year periods were impacted by the World Trade Center (WTC) disaster and other factors. An analysis of earnings per share showing certain items that impacted current and prior period results is provided below. Strong demand for Aon's services and products and an increase in consolidated investment income drove fourth quarter revenues up 16% and full year revenues up 15%.

        Patrick G. Ryan, chairman and CEO of Aon Corporation, said, "Client demand continues to grow and I am encouraged by further improvement in our brokerage segment pretax income. While our 2002 performance improved, we did not reach our original targets for the year, due in part to some non-recurring items. Our fundamental businesses remain strong, however, and as we address underperformance in certain units and improve expense management, we expect earnings to increase in 2003."

        Mr. Ryan added, "Looking back at 2002, I am extremely proud of Aon's employees for the way they came together after the tragedy of September 11. They have done an outstanding job recovering from the World Trade Center disaster while helping our clients to rebuild. We continue to remember our employees and their families, as well as clients and friends whom we lost."

Fourth Quarter Segment Review

        Pretax income and pretax margins below exclude unusual WTC charges/credits as reflected in the attached supplemental schedule.

        Insurance Brokerage and Other Services segment fourth quarter 2002 reported revenue grew 11% to $1.416 billion. Organic revenue growth was 9% for the segment and 10% for core brokerage. Full year 2002 organic revenue growth was 13% for core brokerage. Core brokerage includes worldwide retail, reinsurance, wholesale and specialty brokerage, plus managing underwriting and claims services. It excludes administration services primarily related to Aon's underwriting businesses.

        Prior year fourth quarter results included a $24 million fee earned in connection with the formation of Endurance Specialty. Adjusting for this item, core organic revenue growth was 12% for fourth quarter and 14% for full year 2002. Investment income decreased 24% to $22 million, due primarily to declining interest rates.

        Pretax income increased 17% to $222 million. Pretax margins expanded to 15.7% from 14.9% a year ago, and core brokerage margins improved to 17.7% from 16.2%. Adjusting for the large Endurance fee in fourth quarter 2001, the core brokerage pretax margin expanded more than 300 basis points to 17.7% from 14.5%.

        Reinsurance, international and wholesale brokerage had very good results. U.S. retail brokerage showed continued improvement from the prior year and managing underwriting increased production relative to slower first half 2002 results when an insurance carrier had to be switched for some major programs. Fourth quarter 2001 results included $12 million of transition costs related to the business transformation.

        In fourth quarter 2002, Aon received a reimbursement from its property insurers for depreciable assets destroyed on September 11. An $11 million pretax credit was recognized, which represented the difference between insurance recoveries and the net book value of destroyed assets. WTC credits, as well as charges in the prior year period, were excluded from the segment comparisons noted above.

        Aon is continuing the normal process of presenting insurance claims to its insurers for losses related to extra expense, business interruption and other coverages. Additional reimbursements are expected in future quarters for claims that have been or will be filed under insurance policies purchased by Aon from independent insurers.

        Consulting segment revenue rose 15% to $304 million in the quarter. This increase reflects organic revenue growth of 12% driven mostly by new outsourcing business initiated in third quarter 2002, and good growth in Continental Europe and the Pacific region. The deferment of discretionary projects by clients and sluggish global economies limited growth in the quarter.

        Pretax income was $44 million compared with $49 million one year ago. The pretax margin was 14.5% compared with 18.5% in fourth quarter 2001. The increasing mix of lower margin outsourcing revenues was the principal factor compressing margins.

        As in third quarter 2002, the fourth quarter margin was significantly impacted by a sizeable new outsourcing contract added in July 2002 that is expected to provide favorable returns over the life of the multi-year agreement. The recognition of revenues and expenses, however, will significantly influence financial results over the contract period. Revenues are recorded on a gross basis, inclusive of amounts ultimately passed through to subcontractors, and are recorded ratably over the life of the contract. Also, up-front investment costs to support the new business cause pretax margins to be significantly lower in the early years of the multi-year contract, compared with the later years when margins increase. A significant portion of the up-front investment costs incurred for the new outsourcing contracts can be leveraged to handle increased business volume.

        Insurance Underwriting segment revenue increased 10% to $625 million in fourth quarter 2002 driven mostly by accident and health insurance premium growth. Investment income decreased $16 million.

        Pretax income was $49 million compared with $82 million in fourth quarter 2001. Pretax margins were 7.8% and 14.4%, respectively. In 2002, Aon decided that it will discontinue certain unprofitable underwriting units, including accident and health insurance underwriting in Mexico, Argentina and Brazil, and large company group life business. Losses and other costs attributable to these businesses in 2002 were approximately $13 million pretax ($0.03 per share) in the quarter and $21 million pretax ($0.05 per share) for the year. We expect to fully discontinue these businesses in 2003.

        During 2002, Aon also incurred costs associated with its prior spin-off plans and related items that will not be pursued. Total costs for this initiative were approximately $14 million pretax ($0.03 per share) for the quarter and $50 million pretax ($0.11 per share) for 2002. Of these amounts, approximately $8 million pretax ($0.02 per share) was reflected in the quarter and $33 million pretax ($0.07 per share) for the year in the underwriting segment. The remaining $17 million pretax ($0.04 per share) of spin-off plan costs in 2002 were recorded in the Corporate and Other segment, including $6 million pretax ($0.01 per share) in the fourth quarter. These costs included staff buildup and severance costs, corporate overhead, advisory fees and costs tied to an anticipated (now abandoned) expansion of certain specialty property and casualty underwriting.

        Corporate and Other segment revenue of $21 million improved significantly from a loss of $75 million a year ago when unfavorable equity markets negatively impacted results. Corporate and Other segment revenue is derived primarily from equity related securities including investment income from the Company's ownership interest in Endurance Specialty.

        The Corporate and Other segment pretax loss was $37 million compared with a pretax loss of $152 million in the prior year quarter, due primarily to the revenue improvement and the elimination of goodwill amortization. As noted above, general expenses included corporate overhead costs related to the spin-off plans.

        In first quarter 2002, Aon adopted Financial Accounting Standards Board (FASB) Statement No. 142, Goodwill and Other Intangible Assets, effective January 1, 2002. The amortization of goodwill is no longer included in Aon's reported earnings per share. Goodwill amortization expense was $30 million ($0.10 per share) in fourth quarter 2001 and $118 million ($0.38 per share) for the full year 2001 with no comparable expense in 2002.

Review of Consolidated 4th Quarter and Twelve Months Results

        The table below shows certain items that influenced fourth quarter and full year results.

Earnings Per Share (EPS) Analysis: credit (charge)	Fourth Quarter		Twelve Months
	2002	2001	2002	2001
Reported Dilutive EPS	$0.59	$0.10	$1.64	$0.53
WTC (charges) credits	0.02	(0.23)	0.06	(0.35)
Special charges—spin off expense	—	—	(0.02)	—
Special (charges) credits—business transformation plan	—	—	0.01	(0.49)
One-time tax related item	—	—	0.11	—
Cumulative adjustment—other than temporary impairments	—	—	(0.11)	—
NPS related costs	—	—	(0.08)	—
Underwriting segment non-claim litigation reserves	—	—	(0.03)	—
Losses and other costs for certain insurance underwriting units being discontinued	(0.03)	—	(0.05)	—
Additional spin-off plan and related expenses not reflected as special charges	(0.03)	—	(0.09)	—
Corporate & Other segment revenue excluding tax item and cumulative adjustment noted above	0.04	(0.17)	(0.04)	(0.38)
Goodwill amortization	—	(0.10)	—	(0.38)

        WTC charges/credits and special charges/credits related to the business transformation and spin-off plans factored into the period comparisons. Excluding these items, fourth quarter 2002 and 2001 dilutive earnings per share were $0.57 and $0.33, respectively, and $1.59 and $1.37 for the year. For the full year, comparisons were also impacted by a favorable $0.11 per share one-time tax item and an unfavorable $0.11 per share cumulative adjustment for other than temporary impairment investment losses related to prior years.

        Within the Insurance Underwriting segment, 2002 earnings also included one-time expense items for losses from an alleged fraud and breach of contract by National Program Services, Inc. (NPS) and non-claim litigation reserve items. In addition, there were losses and other costs related to certain underwriting units noted above, and spin-off plan costs.

        Corporate and Other segment revenue was negative $21 million for 2002 versus a negative $171 million for 2001. In 2002, gross impairment writedowns were $130 million (including $51 million, or $0.11 per share, for the cumulative adjustment noted above) compared with $57 million in 2001.

        Amortization of other intangibles in 2002 equaled $16 million ($0.03 per share) for the fourth quarter and $54 million ($0.12 per share) for the full year. Comparable amounts for 2001 were $10 million ($0.02 per share) and $40 million ($0.09 per share), respectively. Amortization of intangibles is included in operating segment results.

        After netting the effect of currency hedges, the impact of foreign currency translations on net income in fourth quarter and full year 2002 is not material.

Financial Strength Highlights

        As previously reported, Aon implemented a capital enhancement plan during the fourth quarter to improve its capital position and reinforce credit ratings in light of increased pension obligations, cash outlays related to September 11 and other factors. Net proceeds of $607 million from the issuance of 36.8 million shares of new common equity were used to reduce commercial paper outstanding of $595 million at September 30, 2002 and other short-term debt. Stockholders' equity was reduced by $552 million during the fourth quarter, as anticipated, due to an increase in pension obligations. This non-cash adjustment to stockholders' equity did not impact 2002 earnings.

        Debt of $525 million was also issued, principally to retire near-term debt and approximately $98 million of the Company's trust preferred capital securities, during the quarter. In addition, notes that matured in January 2003 equaling $150 million were retired using a portion of the proceeds. Beginning first quarter 2003, minority interest on the capital securities will be approximately $9 million per quarter.

        Total debt was approximately $1.8 billion at December 31, 2002, down from $2.2 billion at September 30, 2002. Commercial paper outstanding declined to $1 million from $595 million over the same time period.

        Short-term and fixed maturity investments at December 31, 2002 comprised approximately 90% of Aon's investment portfolio compared with 83% at December 31, 2001. Nearly 94% of the fixed income securities portfolio is investment grade.

        Stockholders' equity was approximately $3.9 billion at December 31, 2002, up from $3.5 billion at year-end 2001. At December 31, 2002, Aon's total debt and preferred securities as a percentage of total capital was approximately 40% compared to 45% at both September 30, 2002 and December 31, 2001.

        Aon's senior debt is rated "A-" by Standard and Poor's and Fitch, and Baa2 by Moody's. Aon's principal insurance underwriting subsidiaries are rated "A" by A.M. Best for their claims paying ability.

Future Outlook

        As earlier reported, pension costs will increase in 2003 due largely to the negative impact of depressed worldwide equity markets on pension investment valuations. For 2003, pretax pension costs are expected to increase approximately $130 million. The higher costs are expected to be more than offset by increased operating segment income and improved Corporate and Other segment revenue. Incremental cash contributions related to the increased pension obligations are anticipated to be about $40 million.

        Mr. Ryan said, "2002 was a difficult year for Aon as we recovered from the negative effects of the World Trade Center disaster. The tragedy occurred in the midst of our business transformation rollout, and therefore, our employees had to manage the challenge of coping with significant internal change compounded by the external shock of September 11. While the memory of the World Trade Center will never leave us, the negative influences of the event on our business should wane substantially in the coming year. While we have settled claims for our physical property, we incurred significant extra expenses and had sizeable business interruption losses that have yet to be reimbursed by our insurers. We continue to pursue the normal claims process and we expect to recognize these recoveries in the quarters ahead."

        In 2003, solid organic revenue and income growth are anticipated for Aon's total operating segments. U.S. retail and managing underwriting within the brokerage segment are expected to have significantly better performance in 2003, and we believe reinsurance, international and wholesale brokerage will continue to grow their income.

        Consulting segment revenues will be driven by the large multi-year outsourcing contracts signed in mid-2002. The Company also expects to benefit from client demand for solutions that improve workforce productivity and maximize employee benefits spending.

        Insurance Underwriting results are expected to increase significantly from low levels in 2002 caused mostly by the unusual items noted above. Certain unprofitable units are being sold or exited and resources will be refocused on increasing profitability.

        Corporate and Other segment revenues were negatively impacted by $130 million of gross impairment writedowns to investments in 2002, due in part to a $51 million cumulative adjustment. Fixed income and short-term securities now comprise a larger percentage of the investment portfolio versus one year ago as noted above.

        Mr. Ryan added, "A majority of the analysts that cover Aon currently estimate our earnings to be between $1.90 and $2.00 per share for 2003. Based upon what we know now, we are comfortable with that range."

        The Company will host an audio webcast today at 10:00 a.m. (CST) that can be accessed at www.aon.com.

        Aon Corporation (www.aon.com) is a holding company that is comprised of a family of insurance brokerage, consulting and insurance underwriting subsidiaries.

        This press release may contain certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results, depending on a variety of factors. Potential factors that could impact results include the general economic conditions in different countries around the world, fluctuations in global equity and fixed income markets, exchange rates, rating agency actions, pension funding, changes in commercial property and casualty markets and commercial premium rates, the competitive environment, the actual cost of resolution of contingent liabilities and other loss contingencies, the ultimate impact of the business transformation plan, and the timing and resolution of related insurance and reinsurance issues relating to the events of September 11, 2001.

        Further information concerning the Company and its business, including factors that potentially could materially affect the Company's financial results, are contained in the Company's filings with the Securities and Exchange Commission.

Aon Corporation
Consolidated Summary of Operations

	Fourth Quarter Ended			Twelve Months Ended
	Dec. 31, 2002	Dec. 31, 2001	Percent Change	Dec. 31, 2002	Dec. 31, 2001	Percent Change
		(Restated)			(Restated)
	(millions except per share data)
Revenue
Brokerage commissions and fees	$1,697	$1,511	12%	$6,202	$5,436	14%
Premiums and other	588	517	14	2,368	2,027	17
Investment income	81	8	+500	252	213	18

Total revenue	2,366	2,036	16	8,822	7,676	15

Expenses
General expenses(1)	1,719	1,510	14	6,505	5,813	12
Benefits to policyholders	320	288	11	1,375	1,111	24
Interest expense	33	29	14	124	127	(2)
Amortization of intangible assets	16	40	(60)	54	158	(66)
Unusual charges (credits)—World Trade Center	(11)	105	N/A	(29)	158	N/A

Total expenses	2,077	1,972	5	8,029	7,367	9

Income Before Income Tax and Minority Interest	289	64	352	793	309	157
Provision for income tax (37% in 2002 and 39% in 2001)	107	27	296	293	122	140

Income Before Minority Interest	182	37	392	500	187	167
Minority interest—8.205% trust preferred capital securities	(4)	(10)	N/A	(34)	(40)	N/A

Net Income	$178	$27	+500%	$466	$147	217%

Preferred stock dividends	(1)	(1)	—	(3)	(3)	—

Net Income Available for Common Stockholders	$177	$26	+500%	$463	$144	222%

Net Income Per Share:
Basic net income per share	$0.59	$0.10	490%	$1.65	$0.54	206%

Dilutive net income per share	$0.59	$0.10	490%	$1.64	$0.53	209%

Dilutive average common and common equivalent shares outstanding	299.0	276.9		282.6	272.4

        Fourth quarter and twelve months 2001 were restated to establish an allowance for a potentially uncollectible reinsurance receivable, originally recorded in the first quarter of 2002.

(1)
Includes $8 million in advisory expenses related to the previously planned divestiture of the underwriting business for the twelve months ended December 31, 2002 and $6 million of income and $218 million of expenses related to business transformation for the twelve months ended December 31, 2002 and 2001, respectively.

Aon Corporation
Operating Segments

	Fourth Quarter Ended			Twelve Months Ended
	Dec. 31, 2002	Dec. 31, 2001	Percent Change	Dec. 31, 2002	Dec. 31, 2001	Percent Change
		(Restated)			(Restated)
	(millions)
Revenue
Insurance brokerage and other services(1)	$1,416	$1,276	11%	$5,263	$4,659	13%
Consulting(2)	304	265	15	1,054	938	12
Insurance underwriting	625	570	10	2,526	2,250	12

Total revenue	$2,345	$2,111	11%	$8,843	$7,847	13%

Income Before Income Tax
Insurance brokerage and other services(3)	$233	$175	33%	$763	$524	46%
Consulting(4)	44	49	(10)	120	126	(5)
Insurance underwriting(5)	49	(8)	N/A	152	150	1

Total income before income tax	$326	$216	51%	$1,035	$800	29%

(1)
Includes investment income of $22 million and $29 million for the fourth quarters ended December 31, 2002 and 2001, respectively and $113 million and $156 million for the twelve months ended December 31, 2002 and 2001, respectively.

(2)
Includes investment income of $1 million for both the fourth quarter ended December 31, 2002 and 2001, and $2 million and $5 million for the twelve months ended December 31, 2002 and 2001, respectively.

(3)
Includes World Trade Center related credits of $11 million and expenses of $15 million for the fourth quarters ended December 31, 2002 and 2001, respectively, and credits of $29 million and expenses of $23 million for the years ended December 31, 2002 and 2001, respectively. Also for the years ended December 31, 2002 and 2001, includes income of $6 million and expenses of $187 million, respectively, related to business transformation.

(4)
Includes business transformation plan expenses of $7 million for the year ended December 31, 2001.

(5)
For the fourth quarter ended December 31, 2001, includes World Trade Center related expenses of $90 million. For the year ended December 31, 2002, includes $8 million of advisory expenses related to the previously planned divestiture of the underwriting businesses. For the year ended December 31, 2001, includes business transformation expenses of $24 million and World Trade Center related expenses of $135 million.

2

Aon Corporation
Corporate and Other

	Fourth Quarter Ended				Twelve Months Ended
	Dec. 31, 2002	Dec. 31, 2001	Percent Change		Dec. 31 2002	Dec. 31, 2001	Percent Change
	(millions)
Corporate and other revenue(1)	$21	$(75)	N/A	%	$(21)	$(171)	N/A %
Non operating expenses
General expenses	$25	$18	39%		$97	$75	29%
Interest expense	33	29	14		124	127	(2)
Amortization of goodwill	—	30	(100)		—	118	(100)

Loss before income tax	$(37)	$(152)	N/A	%	$(242)	$(491)	N/A %

	Fourth Quarter Ended				Twelve Months Ended
(millions)	Dec. 31, 2002	Dec. 31, 2001	Percent Change		Dec. 31 2002	Dec. 31, 2001	Percent Change
	(millions)
(1) Components of corporate and other revenue
Limited partnership investments	$—	$(38)	N/A	%	$14	$(94)	N/A	%
Income from marketable equity securities and other investments	17	1	+500		31	7	343

Corporate and other revenue before one time items and net gain (loss) on disposals and related expenses	17	(37)	N/A		45	(87)	N/A
Interest on tax refund	—	—	—		48	—	N/A
Net gain (loss) on disposals and related expenses (A)	4	(38)	N/A		(114)	(84)	N/A

Corporate and other revenue	$21	$(75)	N/A	%	$(21)	$(171)	N/A	%

(A)
Includes impairment writedowns of $10 million and $23 million for the fourth quarters ended December 31, 2002 and 2001, respectively, and $130 million (including $56 million cumulative effect of the change in policy for recognizing other than temporary impairments, of which $5 million pertains to first quarter 2002) and $57 million for the twelve months ended December 31, 2002 and 2001, respectively.

Aon Corporation
Supplemental Reconciliation from Current Presentation to Prior Reporting Basis

	Fourth Quarter Ended			Twelve Months Ended
	Dec. 31, 2002	Dec. 31, 2001	Percent Change	Dec. 31, 2002	Dec. 31, 2001	Percent Change
	(millions except per share data)
Income Before Income Tax
Insurance brokerage and other services
As reported	$233	$175	33%	$763	$524	46%
Unusual (credits) charges—World Trade Center	(11)	15	N/A	(29)	23	N/A
Business transformation (credit) expense	—	—	N/A	(6)	187	N/A

Prior reporting basis	$222	$190	17%	$728	$734	(1)%

Consulting
As reported	$44	$49	(10)%	$120	$126	(5)%
Business transformation expense	—	—	N/A	—	7	N/A

Prior reporting basis	$44	$49	(10)%	$120	$133	(10)%

Insurance underwriting
As reported	$49	$(8)	N/A %	$152	$150	1%
Unusual charges—World Trade Center	—	90	N/A	—	135	N/A
Spin-off expenses(1)	—	—	N/A	8	—	N/A
Business transformation expense	—	—	N/A	—	24	N/A

Prior reporting basis	$49	$82	(40)%	$160	$309	(48)%

Operating segments
As reported	$326	$216	51%	$1,035	$800	29%
Unusual (credits) charges—World Trade Center	(11)	105	N/A	(29)	158	N/A
Spin-off expenses(1)	—	—	N/A	8	—	N/A
Business transformation (credit) expense	—	—	N/A	(6)	218	N/A

Prior reporting basis	$315	$321	(2)%	$1,008	$1,176	(14)%

Consolidated
As reported	$289	$64	352%	$793	$309	157%
Unusual (credits) charges—World Trade Center	(11)	105	N/A	(29)	158	N/A
Spin-off expenses(1)	—	—	N/A	8	—	N/A
Business transformation (credit) expense	—	—	N/A	(6)	218	N/A

Prior reporting basis	$278	$169	64%	$766	$685	12%

Dilutive Net Income Per Share:
As reported	$0.59	$0.10	490%	$1.64	$0.53	209%
Unusual (credits) charges—World Trade Center	(0.02)	0.23	N/A	(0.06)	0.35	N/A
Spin-off expenses(1)	—	—	N/A	0.02	—	N/A
Business transformation (credit) expense	—	—	N/A	(0.01)	0.49	N/A

Prior reporting basis	$0.57	$0.33	73%	$1.59	$1.37	16%

(1)—Previously reported as special charges in the first and second quarter of 2002.

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  Exhibit 99